SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G/A


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
				(Amendment No. 2)




                            WAFERGEN BIO-SYSTEMS, INC.

                              --------------------
                                (Name of Issuer)



                     Common Stock, $.001 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                   93041P100
                                  ------------
                                 (CUSIP Number)

                                  February 15, 2011
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X| Rule 13d-1(b)
         | | Rule 13d-1(c)
         | | Rule 13d-1(d)


                               Page 1 of 2 Pages

                                  SCHEDULE 13G

CUSIP No. 93041P100                                         Page 2 of 2 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    BRENCOURT ADVISORS, LLC      EIN # 13-4137530
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                           0
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        525,663
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            0
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       525,663
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    525,663
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.25%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IA
-------------------------------------------------------------------------------

CUSIP No. 93041P100                                          Page 2 of 3 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    William L. Collins      EIN ## ###-##-####
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)   |_|

                                                             (b)   |X|
-------------------------------------------------------------------------------
3)  SEC USE ONLY


-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
-------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          2,220,803
       OF                     --------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        525,663
       EACH                   --------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            2,220,803
                              --------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       525,663
-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,746,466
-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                           |_|
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    6.54%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON

    IN
-------------------------------------------------------------------------------

Schedule 13G

Item 1(a).

Name of Issuer: WAFERGEN BIO-SYSTEMS, INC.

Item 1(b).   Address of Issuer's Principal Executive Offices:

Bayside Technology Center
46531 Fremont Blvd.
Fremont, California 94538

Item 2(a).   Name of Persons Filing:

Brencourt Advisors, LLC


Item 2(b).   Address of Principal Business Office or, if None, Residence:

The principal office of Brencourt Advisors, LLC and William L. Collins is:

600 Lexington Avenue
8th Floor
New York, NY 10022

Item 2(c).   Citizenship:

Brencourt Advisors, LLC is a Delaware limited liability company

William L. Collins is a United States citizen

Item 2(d).   Title of Class of Securities:

Common Stock, $0.001 par value per share

Item 2(e).   CUSIP Number:

93041P100

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) |_| Broker or Dealer Registered Under Section 15 of the Act (15 U.S.C. 78o)

            (b)   |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c)

            (c) |_| Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

            (d) |_| Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |X| Investment Adviser in accordance with ss.
                  240.13d-1(b)(1)(ii)(E)

            (f) |_| Employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F)

            (g) |_| Parent Holding Company or control person in accordance with ss.240.13d-1(b)(ii)(G)

            (h) |_| Savings Association as defined in ss.3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i) |_| Church plan that is excluded from the definition of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_| Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.      Ownership.


            (a)   Amount beneficially owned: 2,746,466

		(i) 	Brencourt Advisors LLC, on behalf of certain onshore and
			offshore collective investment vehicles, beneficially owns 525,663 shares of Common Stock.

		(ii) 	William L. Collins individually benficially owns
			2,220,803 shares of Common Stock.


            (b)   Percent of class:

		(i) 	Brencourt Advisors, LLC's ownership, in the aggregate
			and on behalf of certain onshore and offshore investment vehicles,represents 1.25% of all of the outstanding shares of Common Stock.

		(ii) 	William L. Collins' ownership represents 5.29% of all of
			the outstanding shares of Common Stock.


            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

			William L. Collins has the sole power to vote or direct the
			vote of 2,220,803 shares of Common Stock.

                  (ii)  Shared power to vote or to direct the vote:

			Brencourt Advisors, LLC and William L. Collins have shared power to vote or direct the vote of 525,663 shares of Common Stock.

                  (iii) Sole power to dispose or to direct the disposition of:

			William L. Collins has the sole power to dispose of or
			direct the disposition of 2,220,803 shares of Common Stock.

                  (iv)  Shared power to dispose or to direct the disposition of:

			Brencourt Advisors, LLC and William L. Collins have the shared power to dispose of or direct the disposition of 525,663 shares of Common Stock.


--------------
(1) Percentages are based on 41,990,151 shares of Common Stock outstanding as of November 15, 2010 (as set forth on the Issuer's 10-Q filing, filed on November 15,2010 with the Securities and Exchange Commission). The common stock outstanding noted above includes warrants beneficially owned and exercisable within 60 days.

(2) The Reporting Persons expressly disclaim beneficial ownership of all securities held on behalf of the onshore and offshore investment vehicles described herein.

Item 5.    [ ] Ownership of Five Percent or Less of a Class.


Not applicable.

Item 6.   [ ] Ownership of More than Five Percent on Behalf of Another Person.

The shares reported herein by Brencourt Advisors, LLC are being held in customer accounts on behalf of certain onshore and offshore investment vehicles over which Brencourt Advisors, LLC has discretionary authority.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.      Identification and Classification of Members of the Group.

Not applicable.

Item 9.      Notice of Dissolution of Group.

Not applicable.

Item 10.     Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE
                                    ----------


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated as of February 15, 2011


                             	Brencourt Advisors, LLC
                             	By:
                                Chief Compliance Officer

                             	By:   /s/ Jephthah Dais
                              	   -----------------------------------

				William L. Collins


				By:   /s/ William L. Collins
			           -----------------------------------